Exhibit 10.29

THRESHOLD PHARMACEUTICALS, INC.

ADVISORY BOARD AGREEMENT

THIS AGREEMENT is made and entered into effective as of the 14th day of October, 2006 (the “Effective Date”), by and between Threshold Pharmaceuticals, Inc., a Delaware corporation, with its principal place of business at 1300 Seaport Blvd., 5th Floor, Redwood City, CA 94063 (the “Company”), and Alan Colowick, MD, an individual having an address at 228 San Mateo Drive, Menlo Park, CA 94025 (the “Advisor”).

WHEREAS, the Advisor has served as the Company’s Chief Medical Officer, but wishes to pursue other employment opportunities;

WHEREAS, the Advisor has agreed to provide certain consultation on behalf of the Company as a member of its Advisory Board and such other transition services as are identified herein;

WHEREAS, the Company desires to engage Advisor to provide these services and deems it in the Company’s best interests to retain Advisor as an independent consultant;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the adequacy of which is acknowledged by each of the parties, the parties hereto agree as follows:

1. Engagement of Services.

(a) For purposes of this Agreement, Advisor’s last day of employment will be October 13, 2006 (the “Separation Date”), after which Advisor shall perform no further services on behalf of the Company except as provided herein. Advisor will continue to receive his current salary and benefits up to and including the Separation Date, but not thereafter. The Company will pay Advisor all accrued salary, and all accrued and unused vacation and paid time off, subject to standard payroll deductions and withholdings. Advisor acknowledges and agrees that upon payment of (i) his salary due and unpaid for the month of October in the gross amount of $15,625, (ii) after tax ESPP reimbursement of $2,500, and (iii) accrued PTO and PH in the gross amount of $30,073.92 as of the Separation Date, he shall have received all salary, accrued vacation, and bonuses, due to him resulting from his employment with the Company. Advisor acknowledges that, except as expressly provided in this Agreement or in a writing signed by the Company’s Chief Executive Officer, Advisor will not receive any additional compensation, severance, stock option vesting, stock or option grants, or other benefits after the Separation Date, with the exception of any vested right Advisor may have under the terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

(b) The Company hereby appoints the Advisor, effective as of November 1, 2006, as a member of the Company’s scientific advisory board (the “Advisory Board”). The Advisor agrees to serve as a member of the Company’s Advisory Board; perform the duties of a member of the Advisory Board; meet with other Advisory Board members as the Company requests; review goals of the Company and develop strategies for achieving them with respect to the Company’s Glufosfamide, 2-DG and HAP programs as well as any other technologies acquired by the Company after the Effective Date (collectively, “Company Technologies”); provide advice, support, leads, contacts, and introductions in the Company’s scientific medical and business activities with respect to Company Technologies; and consult with the Company regarding scientific, medical and business development matters with respect to Company Technologies, as the Company may request from time to time (collectively, the Advisor’s “SAB Consultation Services”). The Advisor will participate in Advisory Board meetings telephonically, or in person if the Company so requires, no more frequently than once every quarter and otherwise be reasonably available by telephone.

(c) In addition to the SAB Consultation Services described above, the Company agrees to request, and Advisor agrees to provide, such consultation, advice and assistance to the Company’s clinical, regulatory and development groups with respect to Company Technologies, including back-up medical monitoring assistance, as requested in advance by the Company, for the equivalent of four (4) days per month for three (3) months following the Separation Date (collectively, the Advisor’s “Clinical Services”).

(d) The Advisor will perform both SAB Consultation Services and Clinical Services faithfully, diligently, and to the best of the Advisor’s skill and ability.

2. Compensation.

(a) In consideration of the Advisor’s availability to provide the SAB Consultation Services identified above, the Company will:

(i) pay to the Advisor in advance and quarterly, a retainer of twenty-five hundred dollars ($2,500) per quarter; and

(ii) issue to the Advisor an option to purchase ten thousand (10,000) shares of Common Stock of the Company subject to compliance with all regulatory requirements.

(b) In addition, the Company will pay the Advisor on a monthly basis a consulting fee of two thousand five hundred dollars ($2,500) for each full day of services requested by the Company and actually rendered by the Advisor to the Company in excess of one day per calendar quarter.

(c) The shares subject to the option identified in Section 2(a)(ii), above, will vest over a two-year period, with 1/24th of such shares vesting one (1) month after the Effective Date and the remaining shares vesting monthly thereafter. The exercise price of the option will be the fair market value of the Common Stock on the date of grant as determined in good faith by the Company, in accordance with applicable policies. Such options will be documented by and subject to the Company’s standard form of non-statutory option agreement and subject to vesting as described therein. Notwithstanding the foregoing, the Advisor understands and agrees that none of his options granted prior to his Separation Date will continue to vest beyond the Separation Date and that, by their terms, none of them will be exercisable at any time.

(d) The Company will also reimburse the Advisor on a monthly basis for reasonable travel and other incidental expenses incurred by Advisor in performing the services identified herein, provided the Company has agreed in advance to reimburse such costs, and the Advisor has provided the Company with such receipts or other relevant documentation as the Company may require for such reimbursement.

(e) As of the Separation Date, Advisor holds 85,388 unvested shares of Company common stock still subject to repurchase by the Company under the Company’s 2001 Equity Incentive Plan. The Company has the right to repurchase all of these unvested shares within 90 days after the Separation Date, for the aggregate amount of $45,255.64 (the “Repurchase Price”).

(f) Pursuant to the terms and conditions of Advisor’s employment offer letter dated October 25, 2004 (the “offer letter”), the Company paid Advisor a sign-on bonus of $300,000, in the aggregate. Of this, $100,000 must be repaid by Advisor pursuant to the terms and conditions of the offer letter. However, the Company has agreed to accept repayment of $58,213.99 on or prior to December 15, 2006 as complete satisfaction of Advisor’s repayment obligations under the offer letter. The Company will recoup the remainder of $41,786.01 through amended payroll tax filings. The parties have further agreed that the Repurchase Price may be offset by this repayment amount owed by Advisor; accordingly, Advisor’s unvested shares of common stock will be deemed repurchased immediately following the Separation Date, and Advisor must pay only the difference ($12,958.35) on or prior to December 15, 2006, with this remainder amount to be deducted from consultation fees owed pursuant to Section 2(b).

3. Independent Contractor. Following the Separation Date, the Advisor will be deemed an independent contractor and not an employee of the Company. The Advisor has no authority to obligate the Company by contract or otherwise. The Advisor is not eligible for any employee benefits. The Company will not make tax deductions from any amounts payable to Advisor under this Agreement; taxes on such payments will be the sole responsibility of Advisor.

4. Nonsolicitation and Noncompetition.

(a) During the term of this Agreement and for one (1) year after its termination, the Advisor will not personally or through others (i) recruit, solicit, or attempt to induce any employee or contractor of the Company to terminate his or his employment or contractual relationship with the Company, or (ii) solicit in direct competition with the Company the business of any client or customer of the Company.

(b) During the term of this Agreement and for six (6) months after its termination, Advisor will not, without the prior consent of the Company, engage in any business activity which directly competes with any business then being conducted or planned by the Company of which the Advisor has become aware in the course of providing services to the Company; the foregoing shall not have the effect of preventing Advisor from engaging in any academic research, teaching or related activity.

(c) If any restriction set forth in Sections 4(a) and 4(b) above is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities, and geographic area as to which it is enforceable.

5. Company’s Proprietary Rights and Nondisclosure. In providing services to the Company, the Advisor has been and will continue to be exposed to, have access to, and be engaged in the development of information (including all tangible and intangible manifestations) relating to inventions, patents, copyrights, trademarks, trade secrets, technology, strategic sales/marketing plans, and business of the Company, and accordingly agrees as follows:

(a) The term “Proprietary Information” shall mean all inventions, works of authorship, trade secrets, business plans, confidential knowledge, data, or any other proprietary information of the Company. By way of illustration but not limitation, “Proprietary Information” includes, without limitation, (a) inventions, ideas, samples, designs, applications, drawings, methods or processes, formulas, trade secrets, data, source and object codes, know-how, improvements, discoveries, developments, designs, and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products and service offerings, marketing and selling, forecasts, business plans, budgets and unpublished financial statements, licenses, sales, pricing, profits and costs, distribution arrangements, suppliers and customers, marketing, customer and partner strategies, business development plans, customer and partner lists; and information regarding the skills and compensation of employees of the Company and the Company’s internal organization.

(b) The Advisor agrees promptly to disclose in writing and hereby assigns to the Company the Advisor’s entire right, title and interest in and to any and all inventions and proprietary information (and all proprietary rights with respect thereto) or any other copyrightable or patentable work, made, conceived, or reduced to practice by Advisor, either alone or jointly with others, in the course of performing services on behalf of the Company, whether prior to the Effective Date or otherwise, without any obligation of the Company to pay royalty or any other consideration. The Advisor agrees that all such inventions and proprietary information are the sole property of the Company and will, at the Company’s request, promptly execute a written assignment to the Company of title to any such inventions and proprietary information relating to it and will preserve any such information as part of the proprietary Information of the Company. The Advisor will keep in confidence and trust all Proprietary Information and shall not reproduce, use, or disclose any Proprietary Information or anything related to such information without the prior written consent of the Company, except as required in performing Services. All Proprietary Information, whether presently existing or developed in the future, shall be the sole property of the Company and its assigns. In addition, the Company and its assigns shall be the sole owner of all intellectual property and other rights in connection with such Proprietary Information.

(c) The provisions of this Agreement are subject to the understanding that the Advisor is affiliated with, employed by, and/or consulting with the institution(s) or entity(ies) set forth on Exhibit A hereto (the “Institutions”) and must fulfill certain obligations to the Institutions pursuant to the Institutions’ guidelines or policies, if any, copies of which Advisor agrees to deliver to the Company. If the Advisor is required to disclose Proprietary Information to the Institution pursuant to applicable guidelines or policies, then the Advisor shall promptly notify the Company in writing.

(d) The Advisor will submit to the Company any proposed publication which contains any discussion relating to the Company, the Services, or Proprietary Information. Advisor agrees not to publish or otherwise disclose any such proposed publication without the prior written consent of the Company, which consent shall not be unreasonably withheld. Any such consent shall be given within thirty (30) days of receipt of the proposed publication. The Advisor is free to publish any information that does not relate to the Company or the Services and that does not disclose Proprietary Information.

(e) In the event the Company is unable, after reasonable effort, to secure Advisor’s signature on any document needed to apply for or prosecute any patent, copyright, or other right or protection relating to an invention subject to assignment to the Company, the Advisor hereby designates and appoints the Company and its duly authorized officers and agents as Advisor’s agent and attorney-in-fact, to act for and on the Advisor’s behalf to execute, verify and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, and other rights and protections thereon with the same legal force and effect as if executed by the Advisor. Such appointment shall be irrevocable and coupled with an interest.

6. Nondisclosure of Third-Party Information. The Advisor understands that the Company has received and will continue to receive from third parties information that is confidential or proprietary and subject to restrictions on the Company’s use and disclosure (“Third-Party Information”). The Advisor will hold Third-Party Information in the strictest confidence and will not disclose or use Third-Party Information, except as permitted by agreement between the Company and the relevant third party, unless expressly authorized in writing to act otherwise by an officer of the Company.

7. Obligation To Keep Company Informed. The Advisor shall promptly disclose to the Company, or any persons designated by it, any and all proprietary information, whether or not patentable, of which the Advisor becomes aware that relates to Proprietary Information of the Company; however, Advisor shall not be obligated to disclose information received by Advisor from other under a contractual obligation of confidentiality.

8. Prior Inventions. Inventions that the Advisor made prior to Advisor’s first day of employment with the Company are excluded from the scope of this Agreement. For the avoidance of doubt, any such inventions that have not been published or previously documented are listed on Exhibit B.

9. No Conflicting Obligation. The Advisor represents that the Advisor’s performance of the services contemplated hereby does not and will not breach or conflict with any agreement to which the Advisor is or later becomes a party. The Advisor has not entered into, and agrees not to enter into during the term of this Agreement, any agreement in conflict with this Agreement, whether written or oral.

10. No Improper Use of Materials. The Advisor agrees not to bring to the Company or to use in the performance of services on behalf of the Company any materials or documents obtained from a present or former employer of the Advisor, the Advisor’s employees, or any other person with whom the Advisor has entered into a confidentiality agreement, unless such materials or documents are generally available to the public or the Advisor has authorization for the possession and unrestricted use of such materials. In providing the services contemplated hereby, the Advisor agrees not to breach any obligation of confidentiality that the Advisor has undertaken with the Company or with a third party.

11. Term and Termination. Unless previously terminated or extended, this Agreement will terminate two (2) years from the Effective Date. The Company or Advisor may also terminate this Agreement upon thirty (30) days written notice to the other. The Company may terminate this Agreement immediately upon written notice by the Company to the Advisor in the event of Advisor’s material breach of this agreement or any misconduct by Advisor that could have an adverse effect on the business of the Company. Any determination of such breach or misconduct as used herein shall be made in the Company’s sole discretion. The obligations set forth in Sections 4, 5, 6, 12, 13, and 14 survive any termination of this Agreement. Upon termination of this Agreement, the Advisor will promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Proprietary Information. The Advisor shall not retain copies of any such documents or other materials after termination of this Agreement.

12. Legal and Equitable Remedies. Because the Advisor’s services are personal and unique and because the Advisor may have access to and become acquainted with Proprietary Information, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement, without bond.

13. Return of Company Property.

(a) Advisor agrees that, within 10 days following the termination of this Agreement or upon the Company’s earlier request, Advisor will return to the Company all Company documents (and all copies thereof) and other Company property that Advisor has had in his possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

(b) Notwithstanding the foregoing, Advisor will continue to have the right to use the Sony laptop computer previously provided by the Company (serial # 28240833-3000654) for so long as he continues to be a consultant for the Company.

14. General Terms. The parties’ rights and obligations will bind and inure to the benefit of their respective successors, heirs, executors and administrators, and permitted assigns. Because the nature of these services is personal, any attempted assignment of Advisor’s rights or delegation of Advisor’s obligations will be void without the prior written consent of the Company. This Agreement is governed by the laws of the State of Delaware, excluding conflicts of laws principles. If any provision of this Agreement is found by a proper authority to be unenforceable, then that provision shall be severed, and the remainder of this Agreement will continue in full force and effect. This Agreement and its Exhibits constitute the parties’ final, exclusive, and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter. Any waiver, modification, or amendment of any provision of this Agreement shall be effective only if in writing and signed by the parties to this Agreement. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other. Advisor represents that he is not relying on the advice of the Company or anyone associated with the Company as to the legal, tax or other consequences of this Agreement. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified above or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

The parties hereto have executed this ADVISORY BOARD AGREEMENT as of the Effective Date.

THRESHOLD PHARMACEUTICALS, INC.		ADVISOR

By:	/s/ HAROLD E. SELICK	By:	/s/ ALAN COLOWICK, MD
Name:	Harold E. Selick	Name:	Alan Colowick, MD
Title:	Chief Executive Officer

Date:		Date:

EXHIBIT A

INSTITUTIONS WITH WHOM ADVISOR HAS CONSULTING OR EMPLOYMENT RELATIONSHIP

As of November 2006, Geron Corporation

             None

              (initials)

EXHIBIT B

UNPUBLISHED OR UNDOCUMENTED PRIOR INVENTIONS

            None

            (initials)